Exhibit 10.3

SUB-LICENSE AGREEMENT

THIS MEMORANDUM OF SUB-LICENSE AGREEMENT entered into by the undersigned Parties (the "Agreement") such that it be effective from and as of the 15th day of February, 2013 (the "Effective Date").

BETWEEN:	ORIANA TECHNOLOGIES INC., a business corporation incorporated pursuant to the Canada Business Corporations Act, having its registered office located at 550, Chemin du Golf, Suite 202, Ile-des-Soeurs, Province of Quebec, Canada, H2E 1A8 (the "Sub-Licensor");

AND:	ORIANA TECHNOLOGIES, INC., a business Corporation incorporated pursuant to the laws of the State of Florida, USA, with its registered office located at Espirito Santo Pla7a, 1395, Brickell Avenue, Suite 800, Miami, State of Florida, 33131, USA (the "Sub-Licensee").

WHEREAS the Sub-Licensor and SELECT-TV SOLUTIONS SDN. BHD., of 873 A&B, Toman Kok Lian, Batu 5, Jalan Ipoh, 51200 Kuala Lumpur, Malaysia ("Select-TV") entered into a LICENSEE AGREEMENT, dated effective October 01, 2012, pursuant to which Select-TV granted to the Sub-Licensor the right to market and sell the Select-TV HI (Hospitality Interactive TV software and hardware, any related updates or upgrades and related documentation) and EMAGINE (home IPTV software and hardware, any related updates or upgrades and related documentation) and associated hardware and Third Party Software offered, from time to time, by Select-TV, (A) on an exclusive basis, in North America, including Canada and the United States of America (USA) and in Central America, South America, the Caribbean and their respective territories and possessions; and (B) on a non-exclusive basis, in rest of the World (the "Select-TV License");

WHEREAS all capitalized terms and expressions used this Agreement have the meaning ascribed thereto in the Select-TV License;

WHEREAS Select-TV therefore markets and sells Interactive entertainment systems comprising hardware and software to the Sub-Licensor and customers;

WHEREAS the Sub-Licensor markets and sells the Products and Services to customers in the Territory; and

WHEREAS the Sub-Licensor and the Sub-Licensee have determined that it is in their mutual benefit for the Sub-Licensor to grant a Sub-License to the Sub-Licensee to enable the latter to market and sell the Products and Services, within the Territory of the Sub-Licensee as more fully set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows.

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A.	"Confidential Information" means any and all trade secrets, proprietary or confidential Information that are owned by a Party and/or reasonably considered by it to be confidential, that a Party has disclosed to the other Party prior to the Effective Date, or that a Party may disclose to the other Party on or after the Effective Date. The following will not constitute Confidential Information:

(a) Information already in the Receiving Party's possession as a matter of record prior to the Effective Date that was not disclosed to the Receiving Party by the other Party to this Agreement;

(b) information independently developed by the Receiving Party as a matter of record;

(c) Information obtained from a third party who. insofar as is known to the Receiving Party, is not prohibited from transmitting the Information to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party; and (d) Information which is or which becomes generally available to the public other than as a result of disclosure by the Receiving Party.

B.	"Select-TV HiTV" means the Select-TV Hospitality Interactive TV software and hardware owned by Select-TV, any related updates or upgrades, and related documentation.

C.	"EMAGINE" means the EMAGINE Home IPTV software and hardware owned by Select-TV, any related updates or upgrades, and related documentation.

D.	"Effective Date" means the date as of and from which this Agreement shall come into force as between the Parties hereto.

E.	"Estimator Tool" means the latest product pricing calculation tool provided by Select-TV to the Sub-Licensor and, from the latter to the Sub-Licensee.

F.	"Intellectual Property Rights" means all Intellectual property rights protected by law throughout the world, including all copyrights, copyright registrations and applications, database rights, trademark rights (including trade dress), trademark registrations and applications, patent rights, patent applications (including the right to claim priority under applicable international conventions) and all patents issuing thereon, industrial property rights, inventions (whether or not patentable), together with all utility and design, know-how, specifications, trade names, mask-work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill, and other Intellectual and Industrial property rights, as may exist now and hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the Malaysia or of any other state, country or jurisdiction.

G.	"Opportunity" means a unique prospective sale to customer. There may be multiple Opportunities within each customer. Each Opportunity is considered distinct by specific designation of the customer, number of units to be sold, project name, or other distinguishing characteristic within the customer organization.

H.	"Opportunity Registration" means a submission of Information regarding an Opportunity that is made by the Sub-Licensee to The Sub-Licensor via Email, letter or online as set out in Exhibit I.

I.	"Products" means the Select-TV HiTV and EMAGINE and associated hardware, and Third Party Software offered by Select-TV and/or the Sub-Licensor, as described and updated from time to time on the website of Select-TV and/or the Sub-Licensor, as the case may be.

J.	"Product Improvements" means enhancements to Products made by or on behalf of Sub-Licensee or made available to Sub-Licensee through third-party agreements that address requirements of Sub-Licensee's target markets.

K.	"Sub-Licensee" means an entity or person granted an exclusive right by the Sub-Licensor, subject to the provisions of this Agreement, to (a) market and sell the Products to customers in the Territory of the Sub-Licensee and provide related Services; and (b) make enhancements to the Products, provided that those enhancements are also made available to the Sub-Licensor through a cross-licensing agreement.

L.	"Services" means installation, network Integration, integration with related systems (e.g., servers, backup, etc.) and other support services to be provided by the Sub-Licensee to its customers associated with its sales of the Products.

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II.	OBLIGATIONS OF THE PARTIES

A.	Sub-Licensee's Obligations. The Sub-Licensor hereby appoints the Sub-Licensee, and the Sub-Licensee agrees to act as, a Sub-Licensee. The Sub-Licensee's obligations as a Sub-Licensee hereunder include, without limitation, each of the following undertakings:

1.	To actively engage in the marketing and selling of the Products in the Territory of the Sub-Licensee.

2.	To comply with written quality standards of Select-TV and/or the Sub-Licensor regarding sales; quality standards which Select-TV and/or the Sub-Licensor may modify from time to time.

3.	To comply with all marking requirements, including but not limited to patent, copyright, trademark, and confidentiality notices, issued by Select-TV and/or the Sub-Licensor from time to time.

4.	To appoint capable and qualified marketing and sales personnel and ensure they are knowledgeable of the specifications, features, and advantages of the Products, and the proper demonstration, use, and sale of the Products.

5.	In the exclusive Territory of the Sub-Licensee indicated In Exhibit 1, to refrain, during the Term and for a period of two (2) years after the termination hereof whether alone or jointly and whether directly or indirectly by concerned or interested in the, marketing, distribution or sale of any competing third-party products (i.e., not originating with Sub-Licensee) which are similar to or competitive with the Products or which perform the same or similar functions, unless the termination was caused by the non-performance of the Sub-Licensor in its obligations (this sub-clause shall survive the termination of this Agreement). This prohibition does not apply to new products developed by the Sub-Licensee and offered preferentially to Select-TV and/or the Sub-Licensor.

6.	To refrain from appointing any sub-licensee or agent of the Sub-Licensee to perform its obligations or undertakings hereunder, without the consent of the Sub-Licensor (which consent shall not be unreasonably withheld). The Sub-Licensee shall be allowed to assign this Agreement to a joint venture company of its choosing with the approval of the Sub-Licensor.

7.	To provide the Sub-Licensor with all information in the possession of the Sub-Licensee necessary to support Select-TV and/or the Sub-Licensor, to ensure that the Products comply with the local laws and regulations and promptly advise Select-TV and/or the Sub-Licensor of any change or proposed change thereto.

8.	To submit and update on monthly basis the status and information regarding the Opportunity that is being registered via email, letter or online as set out in Exhibit 1 or as and when requested by the Sub-Licensor.

9.	To manage all Customers engaged by Sub-Licensee, including but not limited to regular communication with Customers, obtain feedbacks from Customers and provide updates to Customers based on information released by Select-TV and/or the Sub-Licensor.

10.	To submit in voices to Customers on behalf of Select-TV and/or the Sub-Licensor and perform reconciliation of invoices with Customers.

11.	To collect payments for in voiced monies from Customers and ensures monies are received by elect-TV and/or the Sub-Licensor. as the case ma y be.

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B.	The Sub-Licensor's Obligations. The Sub- Licensor shall:

1.	Make available, by way of request to Select-TV, design and art work of advertisements, brochures. and other sales a ids for the Sub-Licensee's use.

2.	Provide the Sub- Licensee, through its Select-TV designated support representative and/or otherwise, with sales training and technical training as outlined in Exhibit 1 with the Sub-Licensee being responsible for all sales training, technical training and travel-related expenses for all its design a ted attendees.

3.	Provide Technical Support to the Sub-Licensee's Customers and Qualified Support Staff consistent with the Product support policies.

4.	Only modify the prices of the Products or Technical Support, or discontinue sales of the Products, upon thirty (30) days prior written notice.

5.	As of the Effective Date, provide copies of Product brochures charge. subject to the Sub-Licensee paying the price thereof, a t the then prevailing price maintained by the Sub-Licensor.

III.	PRICING

A.	For projects financed by the Sub-Licensee, the Product prices charged by the Sub-Licensor are provided by the Sub-Licensor to the Sub-Licensee based on a forward pricing plan predicated on purchase commitments. The forward pricing plan will take in to account the annualized rate of the purchase commitment to set the price according to the schedule set forth in Exhibit I hereto forming an integral part of this Agreement.

B.	For Joint Investment projects, details of Investment and relevant charges are stipulated In Exhibit 2 hereto forming an integral part of this Agreement.

IV.	CONTRACTS

A.	Outright purchase business model or other business models where investment of project is funded by the Sub-Licensee and the Sub-Licensee purchases the system including hardware, software, services and other related charges from the Sub-Licensor shall be signed between the Sub-Licensee and the Customer, except for projects as stated In Clause IVB.

B.	All contracts where investment of project is funded by the Sub- Licensor, shall be signed between the Select-TV and/or the Sub-Licensor, the Sub-Licensee and the Customer.

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V.	TERMS

A.	Initial Term. So long as the Select-TV License remains in force between Select-TV and the Sub-Licensor, the term of this Agreement shall ex tend from the Effective Date to September 30,2017 (the "Initial Term").

B.	Subsequent Terms. After the initial term and subsequent terms, this Agreement shall automatically be renewed for subsequent five (5) year terms, subject only to the termination provisions of Section Vl below.

VI.	TERMINATION

A.	Other Termination. The Sub-Licensor may terminate this Agreement by written notice if the Sub-Licensee fails to pay any amount clue under this Agreement within thirty (20) clays after written notice of such non-payment. Either Party may terminate this Agreement by written notice if the other Party (a) commits a material breach of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days of written notice, (b) violates any provision of Section VII; (c) terminates or suspends its business; (d) becomes Insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority; or (e) becomes subject to any bankruptcy or insolvency proceeding which is not rescinded within forty-five (45) days.

B.	Immediate Termination. This Agreement shall automatically terminate if, for any reason, the Select-TV License between Select-TV and the Sub-Licensor is terminated for any reason whatsoever. The termination of this Agreement shall coincide with the moment of termination of the Select-TV License and, the Sub-Licensor shall have no liability, obligation or responsibility, of any nature whatsoever, vis-a-vis the Sub-Licensee on account of such termination.

C.	Effect of Termination. Upon termination of this Agreement for any reason, the Sub-Licensee's right to market and sell the Products terminates immediately. A ll the rights and obligations under this Agreement shall automatically be of no force and effect, save and except for any terms a nd cond itions which shall survive termination. The Sub-Licensee shall immediately pay a ll fees and charges accrued under this Agreement prior to the term inati on elate. Sections VII to XI and any accrued payment obligations survive termination or expiration of this Agreement. The Sub-Licensee shall immediately eliminate from all its literature, business stationary, publications, notices, advertisements and all other materials, any and all representations of the Sub-Licensee's appointment hereunder and all the documentation related to the Products shall be erased from all the Sub- Licensee's computers and thereafter the Sub-Licensee shall confirm to the Sub-Licensor, by way of signed affidavit, its compliance with this obligation and undertaking.

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VII.	CONFIDENTIALITY

A.	Each Party understands that the other Party may disclose Confidential Information In the course of exercising its rights or performing its obligations under this Agreement. As between the Parties, the Confidential Information of each Party will remain its sole properly. Confidential Information will be used by the Receiving Party only for purposes of, or as otherwise authorized by, this Agreement. Each Party will hold the Confidential Information of the other Party in strict confidence and protect such Confidential Information from disclosure using the same care it uses to protect its own confidential information of like importance, but not less than reasonable care. No Confidential Information will be disclosed by the Receiving Party without the prior written consent of the other Party, except that each Party may disclose the other Party's Confidential Information to its directors, employees, attorneys, agents, auditors, insurers and subcontractors who require access to such information in connection with their employment or engagement and who are obligated to keep such Information confidential In a manner no less restrictive than set forth in this Section VII. The Party employing or engaging such persons is responsible and liable for their compliance with such confidentiality obligations.

B.	The Parties recognize and agree that the use or disclosure of any Confidential Information of a Party in a manner inconsistent with the provisions of this Agreement may cause the Disclosing Party irrevocable damage for which adequate remedy at law will not be available. Accordingly, each Party shall be entitled to seek temporary and/or permanent injunctive relief against such breach or violation from any court of competent jurisdiction immediately upon request, without the need to obtain a bond or other security. The right of each Party to seek injunctive relief shall not limit in any manner that Party's right to seek other and/or additional remedies at law or in equity. If Confidential Information is required to be disclosed by law or a governmental authority, including pursuant to a subpoena or court order, such Confidential Information may be disclosed, provided that the Party required to disclose the Confidential Information: (i) promptly notifies the Disclosing Party of the disclosure requirement; (ii) cooperates with the Disclosing Party's reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded the Disclosing Party's Confidential Information; and (iii) furnishes only Confidential Information that the Party is legally compelled to disclose according to advice of its legal counsel. Upon written request of the expiration or termination of this Agreement, all documented Confidential Information (and all copies thereof) owned by the requesting Party will be returned or destroyed by the Receiving Party, with written certification thereof.

VIII.	INTELLECTUAL PROPERTY

A.	The Sub-Licensee acknowledges that the Products and all processes, procedures, techniques and technology contained therein or represented thereby embody valuable Intellectual Property Rights of Select-TV and/or the Sub-Licensor, as the case may be. The Sub-Licensee acknowledges and agrees that all Intellectual Property Rights associated with the Products and Services are and shall remain the sole and exclusive property of Select-TV and/or the Sub-Licensor, as the case may be. The Sub-Licensee shall have no interest whatsoever in the Intellectual Property Rights of Select-TV and/or the Sub-Licensor, except as expressly provided in this Agreement.

B.	The Sub-Licensee has no authority to make any modifications to the copyrighted materials of Select-TV and/or the Sub-Licensor. Select-TV and/or the Sub-Licensor, as the case may be, own all rights, title and interest in and to any modifications, developments, changes, and inventions (whether or not patentable) made to the Products, regardless of the person or persons making such modifications, developments, changes, and inventions (whether or not patentable).

C.	The Sub-Licensee acknowledges that all rights, title, and interest in and to all the trademarks, service marks, trade names, slogans, labels, and designs of Select-TV and/or the Sub-Licensor, as the case may be, used in the promotion and distribution of the Products and Services ("Marks''), are and shall remain the property of Select-TV and/or the Sub-Licensor, as the case may be. For purposes of this Agreement, the Sub-Licensor grants limited rights to the Sub-Licensee to refer to and use the Marks, provided that all such references and uses conform exactly to the associated requirements of Select-TV and/or the Sub-Licensor, which the Sub-Licensor may revise in its sole discretion from time to time.

The Sub-Licensor recognizes that Intellectual Property provisions described in this Agreement are reciprocal and apply equally to all processes, procedures, techniques and technology developed by Sub-Licensee to meet the needs of its market and its customer base; and further, that each Party shall have first right of refusal to be gran ted a license to all Intellectual property developed by the other Part y for as long as this Agreement shall remain in force.

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IX.	INDEMNITIES

A.	The Sub-Licensor agrees, at its own expense, to defend or. at its option, to settle, any claim brought against the Sub-Licensee that the Products infringe or violate any patent, copyright or trade secret of a third party, and the Sub-Licensor will indemnify and hold the Sub-Licensee harmless from and against any damages, costs and fees reasonably incurred (including reasonable attorneys' fees) and attributable to such claim and which is assessed against the Sub-Licensee in a final judgment so long as the Sub-Licensee provides the Sub-Licensor with (i) prompt written notification of the claim or action, (ii) sole control and authority over the defense or settlement thereof, ru1d (iii) all relevant information, assistance and authority to settle and/or defend any such claim.

B.	The Sub-Licensor will have no liability under this Section IX for any claim where: (i) such claim or action would have been avoided but for the combination or use of the Products, or portions thereof. with other products, processes or materials not supplied or specified in writing by the Sub-Licensor; or (ii) the Sub-Licensee continues (or permits a customer to continue) the allegedly infringing activity after the Sub-Licensee is notified thereof or after the Sub-Licensee is informed of modifications that would have avoided the alleged infringement. Notwithstanding any other provision of this Agreement, the Sub- Licensee shall indemnify, defend and hold the Sub-Licensor harmless from and against any and all third party liabilities: costs and expenses (including reasonable attorneys' fees) incurred by the Sub-Licensor as a result of any cl aim of infringement or misappropriation arising out of or related to this paragraph.

C.	Notwithstanding any other provision in any other Section(s) of this Agreement, the foregoing provisions of this Section IX stale the entire liability of the Sub-Licensor, and exclusive remedy of the Sub-Licensee, with respect to any infringement or alleged infringement of any third party Intellectual Property rights associated with the Products or Services.

X.	WARRANTIES AND LIMITATION

A.	The Sub-Licensee shall not, and the Sub-Licensee represents and warrants that it will not, include in any agreement with a Customer relating to the Products, any provisions which conflict with or contradict any provision of this Agreement. The Sub- Licensee shall indemnify, defend and hold the Sub-Licensor harmless from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees) incurred by the Sub-Licensor as a result of any claim associated with the Sub-Licensee's non-compliance with this paragraph.

B.	The Sub-Licensor warrants that any Third Party Software provided under this Agreement will have the licenses necessary to permit normal use by the customers. The Sub-Licensor warrants that the Products will materially conform to their functional specifications provided herein and in the associated documentation, under normal use and maintenance, for the warranty period specified on the website of Select-TV and/or of the Sub-Licensor, as the case may be. The warranty period shall run from the date of the installation. The remedy for breach of this warranty shall be limited to repair or replacement of the defective Product or components. Such warranty services shall be provided pursuant to the then-current warranty service policy of Select-TV and/or the Sub-Licensor, as set forth on the website of Select-TV and/or of the Sub-Licensor, as the case may be.

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C.	Warranty Disclaimer. The warranties provided herein are in lieu of all other warranties and conditions ex pressed or implied. including, but not limited to, those governing merchantability, fitness for a particular purpose, and non-infringement. The foregoing warranties shall be the Parties' sole source of liability with regard to the Products. In no event shall either Party be liable for damages for loss of profit, goodwill, or other special, incidental, indirect, or consequential, damages suffered by the other Party or its customers as a result of the use of the Products provided hereunder, even if damages could have been foreseen or if either Party has been apprised by its Customers of the possibility of such damages.

D.	Limitation on liability. Except for claims relating to violation of provisions in this Agreement relating to the Parties' Confidential Information, Intellectual Property Rights, indemnification obligations, death, and personal injury, and to the extent allowed by applicable law, in no event shall either Party be liable for any injury, loss, claim, damage, lost profits or any special incidental, indirect or consequential damages of any kind arising out of or in connection with this Agreement. and the Sub-Licensor's cumulative liability under this Agreement for all causes of action shall be limited to and not exceed fees actually paid to the Sub-Licensor by third party, customer or the Sub-Licensee under this Agreement for all causes of action by the Sub-Licensee under whether any warranty herein fails its essential purpose and the Sub-Licensor has been so advised.

XI.	GENERAL

A.	Neither Party shall assign or otherwise transfer this Agreement without the prior written consent of the other Party.

B.	To allow for payment reconciliation and processing upon receipt of payments from the Customers, the Sub-Licensor will remit the moneys owed to the Sub-Licensee within fifteen (1 5) working days of receipt of full payment from the Customers.

C.	The relationship of the Sub-Licensee and the Sub-Licensor established by this Agreement is that of independent contractor. and nothing contained in this Agreement will be construed (a) to give either Party the power to direct or control the day-to-day activities of the other; or (b) to constitute the Parties as partners, franchisee-franchiser, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or otherwise give rise to fiduciary obligations between the Parties. Neither Party shall make any commitment or representation, expressed or implied, on the other Party's behalf without prior written authorization.

D.	No waiver by either Party of any default in performance by the other Party hereunder, or of any breach or series of breaches by the other Party of any provision herein, shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any provision thereof.

E.	Except for the obligation to make payments, non-performance by either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing Party.

F.	If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and this Agreement shall continue in full force and effect as if such invalid, illegal, or unenforceable provision had never been a part of the Agreement. In addition, the invalid, illegal , or unenforceable provision shall be automatically amended so as to best accomplish the objectives of the in valid, illegal or unenforceable provision within the limits of applicable law.

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G.	This Agreement shall not be for the benefit of, or enforceable by, any person or entity not a Party hereto and shall not confer any rights or remedies upon any Party other than the Parties and their respective successors and permitted assigns.

H.	The Sub-Licensor grants to Sub-Licensee various rights to sub-license the Licensed Products to sub-licensees of the Sub-Licensee only in accordance with the terms of Exhibit 1.

I.	This Agreement shall be construed and governed in accordance with the laws of Malaysia without regard to its conflict of laws rules and principles, the Parties agree that venue and jurisdiction for any disputes lies exclusively in Malaysia, and the Sub-Licensee hereby submits to personal jurisdiction in Malaysia and waives any defense based on venue, jurisdiction, and forum non conveniens. If either Party brings any action to this Agreement against the other Party regarding the subject matter hereof, the prevailing Party shall be entitled to recover, in addition to any other relief granted, reasonable attorneys' fees and expenses of litigation. Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be decided by arbitration in accordance with the Rules for Arbitration of the Regional Centre for Arbitration, Kuala Lumpur.

J.	This Agreement constitutes the entire, final, complete and exclusive agreement between the Parties and supersedes all previous agreements or representations, oral or written, relating to this Agreement. All attachments hereto are an integral part hereof and are incorporated, in total, by reference fully as a part of this Agreement in all respects. Neither Party has made this Agreement by reason of or in reliance on any representations of fact or opinion that are not fully stated in this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party.

K.	This Agreement may be executed in counterparts, each of which shall be an original, and such counterparts shall together constitute one instrument.

L.	EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT, AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

M.	All notices, requests and other communications hereunder shall be in writing and shall be delivered In person or sent by nationally recognized overnight courier service or by facsimile or Email transmission (with confirmation of receipt) to the address or facsimile number or Email Address of the Party set forth on the signature page of this Agreement or to such other address designated in writing by the Receiving Party. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered, as evidenced by delivery receipt or equivalent.

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IN WITNESS WHEREOF, authorized representatives of the Sub-Licensor and of the Sub-Licensee acknowledge having read the provisions set forth in this Agreement and all Exhibits and document incorporated therein and agree to be bound thereby as of the Effective Date.

The Sub-Licensor	The Sub-Licensee
ORIANA TECHNOLOGIES, INC.	ORIANA TECHNOLOGIES, INC.

/s/ Rene’ Arbic	/s/ Rene’ Arbic
Signature	Signature

Name: Rene’ Arbic	Name: Rene’ Arbic
Title: President	Title: President
Fax: +1(514)380-5860	Fax: +1(514)380-5860
Email: arbic@orionatech.com	Email: arbic@orionatech.com

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EXHIBIT 1

THE SUB-LICENSEE PROGRAM BUSINESS TERMS ARE AS FOLLOWS:

Territory of the Sub-Licensee

The Sub-Licensee shall, have an exclusive right which it will share with the Sub-Licensor, to market and sell the Products and all associated content, applications and services in the United States of America (USA) and its territories and possessions, and may, from time to time, be granted a non-exclusive right to market and sell the Products and all associated content, applications and services in a territory that is exclusive to another sub-licensee, only with the prior written approval of such exclusive sub-licensee and according to terms expressly agreed to with the Sub-Licensor, having due regard to the said exclusive sub-licensee's preferred rights in the relevant territory.

In the exclusive territories defined above, the Sub-Licensee's exclusive rights shall apply to all products and associated content, applications and services distributed to Hospitality customers (including but not limited to Hotels, Hospitals, Nursing Homes and similar facilities) and all products and services distributed to Residential customers through agreements with facilities owners, Telecom operators, Cable companies, ISPs and other service providers.

Related products

If the Sub-Licensor or any agent appointed by the Sub-Licensor other than the Sub-Licensee distributes related products such as Smart TVs incorporating the Select-TV product functionality in the Territory of the Sub-Licensee where the Sub-Licensee has an exclusive right to market and sell the Products. The Sub-Licensee shall have the exclusive right to provide recurring revenue services to all consumers who purchase such related products. In such cases, a revenue-sharing agreement will be created between the Sub-Licensee and the Sub-Licensor in which the Sub-Licensor shall receive thirty-three percent (33%) of net revenues from such recurring revenue services. Net revenues shall be defined as gross revenues, minus all agency fees and content fees to deliver the recurring revenue services.

Opportunity Registration

In the Territory of the Sub-Licensee where the Sub-Licensee does not have an exclusive right to market and sell the Products, the Sub-Licensee will register with the Sub-Licensor each Opportunity it pursues. Upon approval, this registration will establish the Sub-Licensee as the Preferred Reseller In the registered Opportunity and will be used to track the discounting and/or referral fees due to the Sub-Licensee for such Opportunities.

Opportunity Window for Referred Opportunities

Upon approved Opportunity registration, the Sub-Licensee will become the Sub-Licensor's Preferred Sub-Licensee on the account for one hundred and fifty (150) days, with extension to 90 days with approved updated registration information.

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Additional Grant of Rights

For so long as the Sub-Licensee is in compliance with the terms of this Agreement, the Sub-Licensee will have the right to sub-license the Licensed Products to sub-licensees of the Sub-Licensee, provided that the Sub-Licensee shall remain responsible for all acts and omissions of its sub-licensees as though they were acts and omissions of the Sub-Licensee.

The Sub-Licensee shall forthwith notify the Sub-Licensor of any sub-license granted pursuant to this Agreement. Granting of sub-licenses shall be subject to prior written approval of Sub-Licensor, which approval shall not unreasonably be withheld, and which approval may be given at any time, even after the date of the appointment of sub-licensees by the Sub-Licensee.

The sub-licensees may themselves be sub-licensed.

Except as otherwise provided herein the sub-licenses hereunder shall be subject to the same terms mutatis mutandis as the terms and conditions of this Agreement and of all exhibits thereto. Any sub-license granted by the Sub-Licensee shall automatically terminate upon the termination of this Agreement for whatever reason.

The Sub-Licensee shall be responsible to the Sub-Licensor for the enforcement of the terms of the sub-license and for inspecting the accounts and records kept by its sub-licensees. If the Sub-Licensor requires the appointment of a qualified person at any time to inspect the accounts and records kept by the Sub-licensee, the Sub-Licensee shall appoint such a qualified person at Sub-Licensee's sole cost and the Sub-Licensor shall be entitled to a full report thereon.

Pricing

The pricing for individual components of the Select-TV HiTV and Residential IPTV solutions shall initially be set as below.

Hotel set-top box: [USD 150.00] Residential set-top box: [USD 150.00) Remote control Programmable: [USD 5.50]

Remote control non Programmable: [USD 3.50] Infrared Reader: [USD 3.50]

Volume discounts shall be applied to annual shipments of set-top boxes. Remote Control units and InfraRed Readers for annual volumes as indicated:

Greater than 10.000 units current price minus 10%

Greater than 25,000 units: current price minus 20%

Greater than 50,000 units: current price minus 25%

Greater than 100,000 units: current price minus 30%

Product Supply

The Sub-Licensee shall henceforth deal directly and exclusively with the Sub-Licensor in all matters related to product ordering, pricing and other related terms. The Sub-Licensor and the Sub-Licensee shall jointly explore opportunities for alternative manufacturing sources for products covered by this Agreement. The Sub-Licensor shall approve any new suppliers of sources proposed by the Sub-Licensee based on quality and price, but such approval shall not unreasonably be withheld if the new manufacturer meets or exceeds the current standard. The Sub-Licensor shall be entitled to receive products supplied by any and all approved vendors sponsored by the Sub-Licensee on the same FOB terms as those enjoyed by the Sub-Licensee.

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Sales Support	Direct Sales Support of Select-TV and/or the Sub-Licensor will reasonably assist and/or support the Sub-Licensee's sales teams as requested. The Sub-Licensor shall delegate the sales and support executive and/or organization assigned to the Sub-Licensor by Select-TV, as a point of contact for support of each registered Opportunity.
Sales Training	The Sub-Licensor will arrange with Select-TV to provide the Sub-Licensee with sales training sessions for sales personnel at the Sub-Licensee's cost and expense. The sales training sessions shall take place at the locations indicated by Select-TV. The Sub-Licensee is responsible for all costs, time andexpenses of its designated attendees of sales training sessions. The Sub-Licensor shall delegate the sales and support executive and/or organization assigned to the Sub-Licensor by Select-TV, as a point of contact to coordinate and assist with sales training activities.
Demonstration Equipment

The Sub-Licensee shall pay to the Sub-Licensor the following amount for each item of demonstration equipment of the Products which are to be solely used for demonstration or support purposes.

•       Select-TVTm HiTV Demo set - USD 250.00 / unit

•       Select-TV"I Home Set Top Box - USD 200.00 / unit

If integration to the Sub-Licensee's existing IPTV head-end is required for the Select-TN/TM Home Set Top box, the following cost shall be borne by the Sub-Licensee:

•      Flight, accommodation, meals and allowances for the Select-TV and/or the Sub-Licensor system engineer to the head-end site for integration development and testing;

•      All information pertaining to such head-end shall be provided to the Sub-Licensor at least one (1) month prior to deployment of the engineer to ensure all preparation is done prior to arrival on site.

These items of demonstration equipment of the Products shall remain the property of Select-TV and/or the Sub-Licensor, as the case may be, and under no circumstances shall the Sub-Licensee remove or interfere with any markings or notices on such items of equipment, which indicate that they are the property of Select-TV and/or of the Sub-Licensor, as the case may be, and not for distribution of sale. The Sub-Licensee shall, at all times, maintain properly stored, protected, insured these items of demonstration equipment of the Products and shall return them to Select-TV and/or the Sub-Licensor, as the case may be, upon termination of this Agreement

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Lead Generation Programs	The Sub-Licensor and the Sub-Licensee will develop and execute collaborative marketing activities consistent with any Partner Business Plan agreed to between Select-TV and the Sub-Licensor, and/or between the Sub-Licensor and the Sub-Licensee, as the case may be. Such activities will be directed at supporting the Sub-Licensee in marketing, selling, and supporting the Products. The Sub-Licensor will hold these marketing activities, the cost of which shall be borne by the Sub-Licensee and the Sub-Licensor will notify the Sub-Licensee at least three (3) weeks prior to their occurrence. The Sub-Licensor maintains the right to participate in any and all selected co-marketing activities. The Sub-Licensee must request prior approval from the Sub-Licensor for any expenses to be reimbursed.
The Sub-Licensee's Use of Select-TV Logo	The Sub-Licensee will prominently display Select-TV's logo and EMAGINE logo or the Sub-Licensee logo on its own website, subject to the approval of the Sub-Licensor. The Sub-Licensee may also use Select-TV logo and EMAGINE logo or the Sub-Licensee Logo in conjunction with other marketing activities or materials, subject to the approval of the Sub-Licensor.
Select-TV Use of the Sub-Licensee Logo	Select-TV and/or the Sub-Licensor may prominently display the logo of the Sub-Licensee on the Select-TV and/or the Sub-Licensor Partner website, as the case may be, along with a description of the Sub-Licensee and its relationship with Select-TV and/or the Sub-Licensor.
Promotion of the Sub-Licensee Relationship	Select-TV and/or the Sub-Licensor are authorized to release a statement describing the relationship with the Sub-Licensee. The Sub-Licensee will reasonably support such marketing and promotional efforts.
Sub-Licensee's Terms & Target

Sub-Licensee shall commit to ordering the following minimum cumulative volume of combined fliTV and EMAGINE units by year of the contract (starting February 2013)

Year 1: Annual volume - 6,000 units; cumulative volume -6,000 units

Year 2: Annual volume -9,000 units: cumulative volume - 15,000 units

Year 3: Annual volume -9,000 units; cumulative volume - 24.000 units

Year 4: Annual volume -9,000 units; cumulative volume - 33.000units

Year 5: Annual volume - 9,000 units; cumulative volume - 42,000 units.

Failure to hit targets	If Sub-Licensee fails to hit the Year I target of 6,000 units, the Sub-Licensor will grant one half year's grace to the Sub-Licensee to make good the shortfall by the middle of Year 2 (i.e.: reach the prorated cumulative Year 1 and Year 2 target indicated above). If the Sub-Licensee fails to hit the Year 1 target by the middle of Year 2 or any year thereafter, the Sub-Licensor may, at its sole discretion, downgrade the Sub-Licensee market rights, for the entire Territory of the Sub-Licensee, to a non-exclusive status.

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EXHIBIT 2

For projects financed by the Sub-Licensee or third parties under agreements with the Sub-Licensee, all revenues shall accrue to the Sub-Licensee.

For projects wholly funded by the Sub-Licensor, the joint investments shall be as described in Section 2.1 below, and all revenues from content, advertisement, product placements and charges to Hotel shall be shared according to the revenue sharing table in Section 2.2 below.

2.1 JOINT INVESTMENT

SUB-LICENSEE INVESTMENT:

1. Network infrastructure wired or wireless which includes:

a.	Network switches
b.	Access Points (if wireless)
c.	Fiber cabling for backbone
d.	CAT5E or CAT6 for horizontal
e.	Patching and patch panels
f.	Media converters and SFPs (if any)

2. Local Installation

a.	Import duties for equipment sent by Select-TV and/or the Sub-Licensor
b.	Select-TV and/or the Sub-Licensor shall provide all equipment FOB Kuala Lumpur, Malaysia
c.	Installation of STBs into rooms
d.	First two (2) Installations shall be done together with engineers of Select-TV and/or of the Sub-Licensor

3. 1st Tier Support and Maintenance

a.	Customer support
b.	IZMA shipment of equipment, including import duties, if any

4. Live TV Equipment and Provision

a.	Any live TV equipment required in the premises of the Customer
b.	The content, feeds and licensing of Live TV channels

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SELECT-TV AND/OR SUB-L10ENS0R INVESTMENT:

1. Set Top Boxes and Room Collaterals

a.	Set Top Box
b.	Remote control
c.	Tent card and promotional materials
d.	Advanced wireless keyboards and remote shall be purchased by Hotels

2. Servers

a.	Select-TV EMAGINE Hotel Server
b.	Select-TV EMAGINE Hotel VOD Server

2.2 REVENUE SHARING

FOR ALL DEALS WHOLLY FINANCED BY SELECT-TV AND/OR THE SUB-LICENSOR

For each deal partially financed by Select-TV and/or the Sub-Licensor, a specific revenue sharing scale will be developed that will an appropriate fraction of revenue share for deals 100% financed by scale will be developed that will an appropriate fraction of revenue share for deals 100% financed by Select-TV and/or the Sub-Licensor.

COMPANY	REVENUE AFTER DEDUCTING CONTENT PROVIDER COST, IF ANY
SUB-LICENSEE	50%
SELECT-TV AND/OR THE SUB LICENSOR	50%

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